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                                                                       EXHIBIT 5

                                                 September 6, 1995



Board of Directors
Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota  55479-1000

Ladies and Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, of 2,000,000 shares of the common stock (the "Shares"), par value $1 2/3 per share of Norwest Corporation (the "Company"), a Delaware corporation, which are proposed to be issued by the Company in connection with the proposed acquisition of the assets of Orlandi Valuta, a California corporation, and Orlandi Valuta Nacional, a Nevada corporation, by the Company (the "Acquisition"), I have examined such corporate records and other documents, including the Registration Statement on Form S-4 relating to the Shares and have reviewed such matters of law as I have deemed necessary for this opinion, and I advise you that in my opinion:

     1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

     2. All necessary corporate action on the part of the Company has been taken to authorize the issuance of the Shares to be issued by the Company in connection with the Acquisition, and, when issued pursuant to the Acquisition as contemplated by the Registration Statement, the Shares will be legally and validly issued, fully paid, and nonassessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                 Very truly yours,



                                                 /s/ Stanley S. Stroup
                                                 -----------------------------
                                                     STANLEY S. STROUP